EXHIBIT 23.1

THOMAS J. HARRIS
CERTIFIED PUBLIC ACCOUNTANT
3901 STONE WAY N., SUITE 202
SEATTLE, WA  98103
206.547.6050

REGISTERED AUDITOR'S CONSENT

I, Thomas J. Harris, CPA, of 3901 Stone Way North, Suite # 202, Seattle, WA. 98103, do hereby consent to the use of my report dated August 4, 2009 on the financial statements of Ascot Funding, Inc. as of June 30, 2009 and 2008, be included in and made part of any filing to be filed with the United States Securities and Exchange Commission.

Dated this 4th day of August, 2009.

/s/ Thomas J. Harris
Thomas J. Harris

Certified Public Accountant